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news release                                                      [TENNECO LOGO]


    Contacts:   Jane Ostrander
                Media Relations
                847 482-5607
                jostrander@tenneco.com

                Leslie Hunziker
                Investor Relations
                847 482-5042
                lhunziker@tenneco.com


             TENNECO TO WEBCAST INVESTOR DAY PRESENTATION ON MAY 18

LAKE FOREST, ILLINOIS, MAY 15, 2006 - Tenneco Inc. (NYSE: TEN) will offer a listen-only webcast of its New York Investor Day presentation being hosted by JPMorgan's Auto Team. The webcast will begin at 2:00 p.m. (ET) on Thursday, May 18, and is expected to last for two hours.

The presentation will include a comprehensive analysis of the company's markets and strategies by Tenneco's senior management team.

Presenting at the event will be:
     o  Mark P. Frissora - Chairman, Chief Executive Officer, President
     o  Hari N Nair - EVP, Managing Director Europe, South America and India
     o  Kenneth R Trammell - EVP, Chief Financial Officer
     o Timothy R. Donovan - EVP, Strategy and Business Development, General Counsel
     o  Timothy E. Jackson - SVP, Technology, General Manager Asia Pacific
     o  Paul Schultz - SVP, Global Manufacturing, Supply Chain Management
     o Brent J. Bauer - SVP, General Manager North America, Original Equipment Emission Control
     o Neal A. Yanos - SVP, General Manager North America, Original Equipment Ride Control and North American Aftermarket
     o Lois Boyd - VP and General Manager Commercial Vehicle Systems/Specialty Markets, Global Program Management
     o  Josep Fornos - VP, General Manager Europe, Original Equipment Ride
          Control
     o Ulrich Mehlmann - VP, General Manager Europe, Original Equipment Emission Control
     o  Jeff Jarrell - VP, Japan and Korea Global OEM Business

To access Tenneco's listen-only Investor Day webcast, go to the financial section of the company's website, www.tenneco.com, at least 15 minutes prior to the meeting to register and download any necessary software. The webcast will include an audio transmission of the proceedings and slides used in the speaker presentation.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers,


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manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.



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